Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) effective as of January 23, 2020 (the “Effective Date”), is made by and between Southern First Bank (the “Bank”) and Southern First Bancshares, Inc. (together with the Bank, the “Company”), and F. Justin Strickland, an individual resident of South Carolina.

WHEREAS, Mr. Strickland has served as President of the Company for the past 13 years;

WHEREAS, on January 21, 2020, Mr. Strickland resigned as the President of the Company;

WHEREAS, in connection with this Agreement, the Company and Mr. Strickland are entering into that certain General Waiver and Release Agreement;

WHEREAS, Mr. Strickland has significant and valuable institutional knowledge of the Company and the Company’s customers and employees and his continued assistance and support will be helpful to the Company, and therefore, as of the Effective Date, the Company desires to retain Mr. Strickland to provide consulting services to it pursuant to the terms and conditions set forth herein; and

WHEREAS, Mr. Strickland desires to accept such engagement on the terms and conditions provided herein.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto agree as follows:

1. Engagement; Consultant Relationship; Duties. Effective as of the Effective Date, the Company hereby engages Mr. Strickland to provide, and he hereby agrees to render, at the request of the Company, those consulting services to the Company as set forth on Appendix A hereto and subject to the terms, conditions, work schedules, and performance objectives described therein.

2. Term and Termination. The term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue until the earliest of: (i) the close of business on the last business day immediately preceding the 120th day following the Effective Date; (ii) Mr. Strickland’s death; (iii) upon the Disability (as defined below) of Mr. Strickland for a period of 90 consecutive days; (iv) Mr. Strickland’s termination of this Agreement by providing two weeks’ prior written notice; or (v) the Company’s termination of this Agreement at any time upon Mr. Strickland’s material breach of this Agreement by failing to adequately provide the services set forth on Appendix A, which failure has not been cured within 30 days of notice from the Company and provided that the Mr. Strickland has not previously given the Company notice that he has terminated this Agreement pursuant to this Section 2. Notwithstanding anything in this Agreement to the contrary, the Company’s obligations to make payments to Mr. Strickland hereunder shall also terminate effective immediately upon Mr. Strickland’s indictment for a crime involving dishonesty, moral turpitude or fraud or any felony, or the Company’s receipt of formal written notice that any regulatory agency having jurisdiction over the Company or the Company intends to institute any form of formal regulatory action against Mr. Strickland. Certain rights and obligations of the parties shall continue following the termination of this Agreement as stated in Section 19 hereof.

3. Compensation. During the Term of this Agreement, as compensation for all services rendered by Mr. Strickland under this Agreement, the Company shall pay him the sum of $30,000 per month, or for the first and last months of the Term, a pro rata portion for any partial month. Payments will be made approximately every two weeks in arrears at the same time as the Company processes its periodic payroll disbursements. All such compensation shall be payable without deduction for federal income, social security, or state income taxes or any other amounts. Mr. Strickland acknowledges and agrees that he shall be solely responsible for making all such filings and payments and shall indemnify and hold harmless the Company for any liability, claim, expense, or other cost incurred by the Company arising out of or related to his obligations pursuant to this Section.

4. Expenses. During the Term of this Agreement, Mr. Strickland shall be reimbursed by the Company for all reasonable business expenses incurred in connection with the performance of his duties hereunder, and all such reimbursements shall be paid in accordance with the reimbursement policies of the Company in effect from time to time.

5. Independent Contractor. Mr. Strickland is an independent contractor providing services to the Company. The Company will report all payments to be made hereunder on IRS Forms 1099 as payments to Mr. Strickland for independent contracting services.

6. Ownership of Work Product. The Company shall own all Work Product arising during the period Mr. Strickland is providing services to the Company. For purposes hereof, “Work Product” shall mean all intellectual property rights, including all Trade Secrets, U.S. and international copyrights, patentable inventions, and other intellectual property rights in any programming, documentation, technology or other work product that relates to the Company or any Affiliates (as defined below), their business, or customers and that Mr. Strickland conceives, develops, or delivers to the Company at any time during the period he is providing services to the Company, during or outside normal working hours, in or away from the facilities of the Company, and whether or not requested by the Company.

7. Protection of Trade Secrets. Mr. Strickland agrees to maintain in strict confidence and, except as necessary to perform his duties for the Company, he agrees not to use or disclose any Trade Secrets of the Company or any Affiliates during or after the period he is providing services to the Company. “Trade Secret” means information, including a formula, pattern, compilation, program, device, method, technique, process, drawing, cost data, or customer list, that (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

8. Protection of Other Confidential Business Information. In addition, Mr. Strickland agrees to maintain in strict confidence and, except as necessary to perform his duties for the Company, not to use or disclose any Confidential Business Information of the Company during Mr. Strickland’s engagement pursuant to this Agreement and for a period of 24 months thereafter. “Confidential Business Information” shall mean any internal, non-public information (other than Trade Secrets already addressed above) concerning the Company’s financial position and results of operations (including revenues, assets, net income, etc.); annual and long-range business plans, product or service plans; marketing plans and methods; training, education and administrative manuals; customer and supplier information and purchase histories; and employee lists. The provisions of Sections 7 and 8 shall also apply to protect Trade Secrets and Confidential Business Information of third parties provided to the Company under an obligation of secrecy.

9. Return of Materials. Mr. Strickland shall surrender to the Company, promptly upon its request and in any event upon cessation of his services to the Company, all media, documents, notebooks, computer programs, handbooks, data files, models, samples, price lists, drawings, customer lists, prospect data, or other material of any nature whatsoever (in tangible or electronic form) in his possession or control, including all copies thereof, relating to the Company, its business, or customers. Upon the request of the Company, Mr. Strickland shall certify in writing compliance with the foregoing requirement. Mr. Strickland may retain a copy of this Agreement after the expiration of the Term or any earlier termination of this Agreement.

10. Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other; provided however that all notices to the Company shall be directed to the attention of the Chief Executive Officer of the Company. All notices and communications shall be deemed to have been received on the date of delivery thereof.

11. Governing Law. This Agreement and all rights hereunder shall be governed by the laws of the State of South Carolina, except to the extent governed by the laws of the United States of America in which case federal laws shall govern. The parties agree that any appropriate state court located in South Carolina or federal court for the District of South Carolina shall have exclusive jurisdiction of any case or controversy arising under or in connection with this Agreement shall be a proper forum in which to adjudicate such case or controversy. The parties consent and waive any objection to the jurisdiction or venue of such courts.

12. Non-Waiver. Failure of the Company to enforce any of the provisions of this Agreement or any rights with respect thereto shall in no way be considered to be a waiver of such provisions or rights, or in any way affect the validity of this Agreement.

13. Saving Clause. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision or clause of this Agreement, or portion thereof, shall be held by any court or other tribunal of competent jurisdiction to be illegal, void, or unenforceable in such jurisdiction, the remainder of such provision shall not be thereby affected and shall be given full effect, without regard to the invalid portion. It is the intention of the parties that, if any court construes any provision or clause of this Agreement, or any portion thereof, to be illegal, void, or unenforceable because of the duration of such provision or the area or matter covered thereby, such court shall reduce the duration, area, or matter of such provision, and, in its reduced form, such provision shall then be enforceable and shall be enforced.

14. Successors; Binding Agreement. The rights and obligations of this Agreement shall bind and inure to the benefit of the surviving entity in any merger or consolidation in which the Company is a party, or any assignee of all or substantially all of the Company’s business and properties. Mr. Strickland’s rights and obligations under this Agreement may not be assigned by him, except that his right to receive accrued but unpaid compensation, unreimbursed expenses, and other rights, if any, provided under this Agreement, which survive termination of this Agreement shall pass after death to the personal representatives of his estate.

15. Compliance with Regulatory Restrictions. Notwithstanding anything to the contrary herein, and in addition to any restrictions stated above, this Agreement shall be modified, or any compensation or other benefits to be paid to Mr. Strickland hereunder shall be limited, to the extent required by any federal or state regulatory agency having authority over the Company or the Company. Mr. Strickland agrees that compliance by the Company or the Company with such modifications or limitations, even to the extent that compensation or other benefits paid to him are limited, shall not be a breach of this Agreement by the Company. The Company and Mr. Strickland agree, however, that if this Agreement is modified or any of the compensation or other benefits to be paid to Mr. Strickland hereunder are prohibited by any federal or state regulatory agency having authority over the Company or the Company, Mr. Strickland shall have the right to terminate this Agreement effective immediately.

16. Compliance with Internal Revenue Code Section 409A. All payments that may be made and benefits that may be provided pursuant to this Agreement are intended to qualify for an exclusion from Section 409A of the Code and any related regulations or other pronouncements thereunder and, to the extent not excluded, to meet the requirements of Section 409A of the Code. Any payments made under Section 3 of this Agreement which are paid on or before the last day of the applicable period for the short-term deferral exclusion under Treasury Regulation § 1.409A-1(b)(4) are intended to be excluded under such short-term deferral exclusion. Each payment made under Section 3 shall be treated as a “separate payment”, as defined in Treasury Regulation § 1.409A-2(b)(2), for purposes of Code Section 409A. None of the payments under this Agreement are intended to result in the inclusion in Mr. Strickland’s federal gross income on account of a failure under Section 409A(a)(1) of the Code. The parties intend to administer and interpret this Agreement to carry out such intentions. However, the Company does not represent, warrant, or guarantee that any payments that may be made pursuant to this Agreement will not result in inclusion in Mr. Strickland’s gross income, or any penalty, pursuant to Section 409A(a)(1) of the Code or any similar state statute or regulation. In addition, the Company shall pay all reimbursements hereunder as soon as administratively practicable, but in no event shall any such reimbursements be paid after the last day of the taxable year following the year in which the expense was incurred.

17. Certain Definitions.

(a) “Affiliate” shall mean any business entity controlled by, controlling or under common control with the Company, including, but not limited to, the Company.

(b) “Code” shall mean the Internal Revenue Code of 1986.

(c) “Disability” or “Disabled” shall mean as defined by Treasury Regulation § 1.409A-3(i)(4).

18. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

19. Survival. The obligations of the parties pursuant to Sections 6 through 9 and 11, as applicable, shall survive the termination of this Agreement hereunder for the period designated under each of those respective sections.

20. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have entered into this Agreement effective as of the Effective Date.

SOUTHERN FIRST BANK

ATTEST:
By:	By:	/s/ Michael D. Dowling
Name:	Name:	Michael D. Dowling
	Title:	Chief Financial Officer

SOUTHERN FIRST BANCSHARES, INC.

ATTEST:
By:	By:	/s/ Michael D. Dowling
Name:	Name:	Michael D. Dowling
	Title:	Chief Financial Officer

ATTEST:
By:	/s/ F. Justin Strickland
Name:	F. Justin Strickland

APPENDIX A

In his role as a consultant, Mr. Strickland shall devote appropriate time, efforts, and abilities to the performance of the following activities, the advancement of the interests of the Company, and the achievement of the goals and objectives of the Company, including, without limitation:

●	assisting with unresolved issues from the Company’s past operations;
●	advising Company management as to matters of Company institutional knowledge such as prior Company philosophy, the competitive factors of the Company’s market, current personnel qualifications and utilization as well as historical effectiveness of Company product and services offerings;
●	advising Company management and the Board on matters relating to the Company’s market area learned while serving as a community banker in the Company’s market area.
●	providing such other consulting services as may be requested by the Chief Executive Officer of the Company from time to time.

In performing these services, Mr. Strickland shall comply with all of the Company’s policies and procedures and report to the Chief Executive Officer of the Company on an every other week basis and at such other times as may be required to address material matters. Upon no less than 72 hours’ notice, Mr. Strickland shall provide written or oral report(s) to the Board of Directors of the Company regarding his activities as may be requested by the Chief Executive Officer from the Company. Throughout the period in which Mr. Strickland provides (or is available to provide) consulting services hereunder, Mr. Strickland will not be required to provide more than 35 hours of service during any consecutive 30-day period, nor at a level of services which exceeds 20% of the average level of services Mr. Strickland provided during the 36-month period prior to his termination of employment. Mr. Strickland’s performance of the above-listed activities shall be assessed by the Board of Directors in accordance with the following performance objectives: response time between information being requested by the Company and provided by Mr. Strickland, utility of the information provided by Mr. Strickland regarding the Company and its market area, effectiveness of Mr. Strickland in assisting Company management with addressing unresolved issues in the Company’s past operations.